Exhibit 99.3

Slide 11 contains non-GAAP financial information.

When examining our per share operating results, we review a calculation of operating earnings per share, a non-GAAP financial measure, in addition to a calculation of net income, a financial measure reported in accordance with GAAP. Operating earnings equals net income before the after-tax impact of realized capital gains or losses and cumulative effect adjustments. As such, the Company also refers to “operating earnings” as “net income before cumulative effect of change in accounting principle and capital gains or losses.” We believe that an examination of operating earnings provides a more meaningful and more comparable measure of the on-going performance of our core insurance operations than net income because it excludes realized gains or losses that are typically generated through market strategies not related to near-term operation performance objectives.

Net income before cumulative effect of change in accounting principle and capital gains or losses on a (diluted) per share basis is calculated by dividing our operating earnings by the number of our diluted shares.

A reconciliation of net income before cumulative effect of change in accounting principle and capital gains or losses (non-GAAP) and net income (GAAP), on a diluted per share basis, is outlined below:

Per Share Amounts (Diluted):	1998	1999	2000	2001	2002

Net Income Before Cumulative Effect of Change in Accounting Principle & Capital Gains (Losses) (Non-GAAP)	$1.21	$1.53	$1.70	$1.44	$1.39
Cumulative Effect of Change in Accounting Principle (GAAP)	—	—	—	—	(0.08)
Capital Gains (Losses) (GAAP)	0.22	0.12	0.19	0.07	(0.25)

Net Income (GAAP)	$1.43	$1.65	$1.89	$1.51	$1.06